                                                                  Exhibit 3.1(b)

                         FORM OF AMENDED AND RESTATED

                        CERTIFICATE OF INCORPORATION OF

                              TIBCO SOFTWARE INC.


     TIBCO Software Inc., a corporation organized and existing under and by virtue of the General Corporation Law of Delaware, does hereby certify as follows:

     FIRST:  That the Corporation was originally incorporated on November 13,
     -----
1996 under the name TIB Applications, Inc., pursuant to General Corporation Law.

     SECOND:  That the Corporation's Certificate of Incorporation is hereby
     ------
amended and restated to read in its entirety as follows:

                                 "ARTICLE ONE
                                  -----------

     The name of this corporation is TIBCO Software Inc. (the "Corporation").


                                  ARTICLE TWO
                                  -----------

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.


                                 ARTICLE THREE
                                 -------------

     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE FOUR
                                  ------------

     This Corporation is authorized to issue two classes of shares to be designated respectively preferred stock and common stock. The total number of shares of this Corporation shall have the authority to issue is three hundred fifty million (350,000,000) shares. Two hundred million (200,000,000) shares shall be designated common stock (the "Common Stock"), and shall have a par value of $0.001 per share. One hundred and fifty million (150,000,000) shares shall be preferred stock, and shall have a par value of $0.001 per share.

     Forty million (20,000,000) shares of such preferred stock shall be designated Series A Preferred Stock (the "Series A Preferred Stock"), each of which shall have a par value of $0.001 per share; eleven million (5,500,000) shares of the Preferred Stock shall be designated Series B Preferred Stock (the "Series B Preferred Stock"), each of which shall have a par value of $0.001 per share; and six million (3,000,000) shares of the Preferred Stock shall be designated Series C Preferred Stock (the "Series C Preferred Stock"), each of which shall have a par value of $0.001 per share (the Series A Preferred Stock, Series B Preferred Stock and the Series C Preferred Stock, together, the "Preferred Stock").

     Upon filing of this Amended and Restated Certificate of Incorporation, there shall be effected a 1 for 2 reverse stock split with respect to the Capital Stock of the Company, pursuant to which each outstanding share of Common Stock is converted into one-half (1/2) of a share of Common Stock and each outstanding share of Preferred Stock is converted into one-half (1/2) of a share of Preferred Stock.

     Any of this Corporation's preferred stock not previously designated as to series may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board), and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of preferred stock and shall fix the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each such series of preferred stock. The Board of Directors is authorized to alter the designation, rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of preferred stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

     Each share of preferred stock issued by the Corporation, if reacquired by the Corporation (whether by redemption, repurchase, conversion to Common Stock or other means), shall upon such reacquisition resume the status of authorized and unissued shares of preferred stock, undesignated as to series and available for designation and issuance by the Corporation in accordance with the immediately preceding paragraph.

     The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

     Subject to the foregoing, the rights, preferences, restrictions and other matters relating to the stock of this Corporation are as follows:

     1.   Dividends.  The holders of the Series A Preferred Stock, Series B
          ---------
Preferred Stock and Series C Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, dividends in preference to any dividend on the Common Stock at the per share annual rate of $0.048, $0.216 and $0.236, respectively. Such dividend shall not be cumulative and no right to such dividends shall accrue to the holders of the Preferred Stock unless declared by the Board of Directors.

     2.   Liquidation Preference.  In the event of (i) any voluntary or
          ----------------------
involuntary liquidation, dissolution or winding up of the affairs of the Corporation, (ii) the merger, consolidation, reorganization or similar transaction in which the Corporation's shareholders before such transaction own less than 50% of the voting stock or voting power of the surviving entity immediately after such transaction, or (iii) the sale of all or substantially all of the Corporation's assets (each of the immediately forgoing constituting a "Liquidation"), distributions to the shareholders of the Corporation shall be made in the following manner:

          (a)  Preferred Stock.     In the event of a Liquidation, holders of
               ---------------
each share of Series C Preferred Stock shall be entitled to be paid out of the Corporation's assets available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus, or earnings (or, if the Liquidation is a merger, consolidation, reorganization or similar transaction, such holders shall be entitled to be paid out of the merger or other consideration), prior and in preference to any sums paid or any assets distributed to, or set aside for, the holders of shares of Common Stock, an amount equal to $3.86 per share (subject to adjustment for all splits, dividends, combinations and the like applicable to the Series C Preferred Stock as described herein).

     In the event of a Liquidation, holders of each share of Series B Preferred Stock shall be entitled to be paid out of the Corporation's assets available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus, or earnings (or, if the Liquidation is a merger, consolidation, reorganization or similar transaction, such holders shall be entitled to be paid out of the merger or other consideration), prior and in preference to any sums paid or any assets distributed to, or set aside for, the holders of shares of Common Stock, an amount equal to $1.80 per share (subject to adjustment for all splits, dividends, combinations and the like applicable to the Series B Preferred Stock as described herein).

     In the event of a Liquidation, holders of each share of Series A Preferred Stock shall be entitled to be paid out of the Corporation's assets available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus, or earnings (or, if the Liquidation is a merger, consolidation, reorganization or similar transaction, such holders shall be entitled to be paid out of the merger or other consideration), prior and in preference to any sums paid or any assets distributed to, or set aside for, the holders of shares of Common Stock, an amount equal to $0.75 per share (subject to adjustment for all splits, dividends, combinations and the like applicable to the Series A Preferred Stock as described herein) in the event any such Liquidation shall occur on or before December 31, 1997, and an amount equal to $1.00 per share (subject to adjustment for all splits, dividends, combinations and the like applicable to the Series A Preferred Stock as described herein) in the event any such Liquidation shall occur after December 31, 1997.

     If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Preferred Stock as set forth herein, then the entire assets of the Corporation available for distribution shall be distributed ratably among the holders of the Preferred Stock in such a manner that the amount to be distributed to each holder of Preferred Stock shall equal the amount obtained by multiplying the entire assets and funds of the Corporation legally available for distribution hereunder by a fraction, the numerator of which shall be the sum of the products obtained by multiplying the number of shares of Preferred Stock then held by such holder by the respective applicable liquidation preference per share of each such series of Preferred Stock, and the denominator of which shall be the sum of the products obtained by multiplying the total then outstanding number of shares of Preferred Stock by the respective applicable liquidation preference per share of each such series of Preferred Stock.

          (b)  Common Stock.  Upon Liquidation and after full payment has been
               ------------
made to the holders of the Preferred Stock as set forth above, then any remaining assets available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock and the Common Stock in proportion to the number of shares of Common Stock held by them or issuable to them upon a conversion of their shares of Series B Preferred Stock, provided that the
                                                        --------
participation in such distribution (in addition to the distribution described in Section 2(a) above) in respect of shares of Series B Preferred Stock shall in no event be for an amount greater than $0.60 per share of Series B Preferred Stock (subject to adjustment for all splits, dividends, combinations and the like applicable to the Series B Preferred Stock as described herein).

     3.   Conversion Rights.  The holders of the Preferred Stock shall have
          -----------------
conversion rights as follows (the "Conversion Rights"):

          (a)  Right to Convert into Common Stock.  Each share of the Preferred
               ----------------------------------
Stock shall be convertible, without the payment of any additional consideration by the holder thereof, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, respectively, into a certain number of fully paid and nonassessable shares of the Common Stock. That number of shares of Common Stock each share of the Series A Preferred Stock may be exchanged for (the "Series A Conversion Rate") shall be calculated by dividing $0.80 by the conversion price (the "Series A Conversion Price") which shall be initially set at $0.80. That number of shares of Common Stock each share of the Series B Preferred Stock may be exchanged for (the "Series B Conversion Rate") shall be calculated by dividing $3.60 by the conversion price (the "Series B Conversion Price") which shall initially be set at $3.60. That number of shares of Common Stock each share of the Series C Preferred Stock may be exchanged for (the "Series C Conversion Rate") shall be calculated by dividing $3.86 by the conversion price (the "Series C Conversion Price") which shall initially be set at $3.86. The Series A Conversion Price, the Series B Conversion Price and the Series C Conversion Price shall be subject to appropriate adjustment in the event of any stock split or combination, stock dividend or similar event as well as other provisions set forth herein.

          (b)  Automatic Conversion.
               --------------------

               (i) Each share of the Preferred Stock shall automatically be converted into shares of the Common Stock at the then effective Series A Conversion Rate, Series B Conversion Rate or Series C Conversion Rate, respectively, upon the occurrence of an initial bona fide, firm commitment
                                                ---- ----
underwritten public offering of the Common Stock pursuant to a registration statement on Form S-1 declared effective under the Securities Act of 1933, as amended (the "Securities Act") (other than a registration relating solely to a transaction under Rule 145 under the Securities Act, or any successor thereto, or to an employee benefit plan of the Corporation), provided that such offering results in a public offering price of not less than $4.00 per share (as adjusted for stock splits, stock dividends, combinations, recapitalization and similar events with respect to the Common Stock), and provided further that at least 10% of the capital stock of the Company (on a fully diluted as converted to Common Stock, post-offering basis) is issued and/or sold in the offering and shares of Common Stock are listed on a national securities exchange or the Nasdaq National Market (a "Qualified Public Offering"). In the event of a Qualified Public Offering, the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted that Preferred Stock until immediately prior to the closing of such Qualified Public Offering;

               (ii) Each share of the Series A Preferred Stock shall automatically be converted into shares of the Common Stock at the then effective Series A Conversion Rate upon the receipt by the Corporation of (A) the affirmative election at a duly noticed meeting of the holders of more than one-half ( 1/2) of the then outstanding shares of the Series A Preferred Stock, or
(B) a duly executed written election of the holders of more than one-half ( 1/2) of the then outstanding shares of the Series A Preferred Stock, in each case in favor of the conversion of all of the shares of the Series A Preferred Stock into Common Stock; or

               (iii) Each share of the Series B Preferred Stock shall automatically be converted into shares of the Common Stock at the then effective Series B Conversion Rate upon the receipt by the Corporation of (A) the affirmative election at a duly noticed meeting of the holders of more than one-half (1/2) of the then outstanding shares of the Series B Preferred Stock, or
(B) a duly executed written election of the holders of more than one-half (1/2) of the then outstanding shares of the Series B Preferred Stock, in each case in favor of the conversion of all of the shares of the Series B Preferred Stock into Common Stock.

               (iv) Each share of the Series C Preferred Stock shall automatically be converted into shares of the Common Stock at the then effective Series C Conversion Rate upon the receipt by the Corporation of (A) the affirmative election at a duly noticed meeting of the holders of more than one-half ( 1/2) of the then outstanding shares of the Series C Preferred Stock, or
(B) a duly executed written election of the holders of more than one-half ( 1/2) of the then outstanding shares of the Series C Preferred Stock, in each case in favor of the conversion of all of the shares of the Series C Preferred Stock into Common Stock.

          (c)  Mechanics of Conversion.
               -----------------------

               (i) No fractional share of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, after aggregating all shares of Common Stock (including fractional shares thereof) issuable upon the conversion of all shares of Preferred Stock held by the holder which are to be converted, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock at the time (as determined in good faith by the Board of Directors).

               (ii) Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, and before the Corporation shall be obligated to issue certificates for shares of Common Stock upon the automatic conversion of the Preferred Stock as set forth in Section 3(b) hereof, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, Series B Preferred Stock or the Series C Preferred Stock, respectively, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued (except that no such written notice of intent to convert shall be necessary in the event of an automatic conversion pursuant to
Section 3(b) hereof).

               (iii) Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted (except that in the case of an automatic conversion pursuant to Section 3(b) hereof, such conversion shall be deemed to have been made immediately prior to the closing of the Qualified Public Offering or as specified in the affirmative vote or written consent) and the person or persons entitled to receive the shares of Common Stock, issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

               (iv) In the event of the loss, theft or destruction of the holder's certificate or certificates, the holder shall notify the Corporation or its transfer agent that such certificate or certificates have been lost, stolen or destroyed and shall execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate or certificates. The Corporation shall, as soon as practicable after such delivery, or, in the case of a lost, stolen or destroyed certificate, the execution and delivery of the agreement and indemnity, issue and deliver at such office to such holder of Preferred Stock, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid together with cash in lieu of any fraction of a share.

          (d)  Adjustments to Conversion Price for Certain Diluting Issues.
               -----------------------------------------------------------

               (i)   Special Definitions.  For purposes of this Section 3(d),
                     -------------------
the following definitions apply:

                     1) "Options" shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                     2) "Original Issue Date" shall mean the date of the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

                     3) "Convertible Securities" shall mean any evidence of indebtedness, shares (other than Common Stock) or other securities convertible into or exchangeable for Common Stock.

                     4) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section 3(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued, issuable or, pursuant to Section 3(d)(iii), deemed to be issued:

                         a)   upon conversion of any shares of Preferred Stock;

                         b)   to employees, directors or consultants pursuant to
a stock grant, option or purchase plan or other employee stock incentive program or arrangement approved by the Board of Directors;

                         c)   as a dividend or distribution on any Preferred
Stock; and

                         d)   in connection with any transaction for which
adjustment is made pursuant to Section 3(e) hereof.

               (ii)  No Adjustment of Conversion Price.  No adjustment in the
                     ---------------------------------
Series A Conversion Price, Series B Conversion Price or Series C Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, respectively, in effect on the date of, and immediately prior to, such issuance.

               (iii) Options and Convertible Securities.  In the event that the
                     ----------------------------------
Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provision contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued with regard to adjustments to the Series A Conversion Price, the Series B Conversion Price or the Series C Conversion Price hereunder unless the consideration per share (determined pursuant to Section 3(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable

Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, respectively, in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                     1) no further adjustment in the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                     2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, the applicable Series A Conversion Price, Series B Conversion Price or Series C Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                     3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                         a)  in the case of Convertible Securities or Options
for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such exercised Options, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                         b)  in the case of Options for Convertible Securities,
only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 3(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

                     4) no readjustment pursuant to clauses (2) or (3) above shall (A) have the effect of increasing the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price to an amount which exceeds the lower of (i) the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, respectively, on the original adjustment date relating to such Additional Shares or (ii) the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, respectively, that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date or (B) affect any shares of Common Stock previously issued upon conversion of Preferred Stock.

               (iv)  Adjustment of Conversion Price Upon Issuance of Additional
                     ----------------------------------------------------------
Shares of Common Stock.  In the event that this Corporation shall issue
----------------------
Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(d)(iii)) without consideration or for a consideration per share less than the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as the case may be, in effect on the date of and immediately prior to such issue, then and in such event, the Series A Conversion Price, the Series B Conversion Price and/or the Series C Conversion Price (in each case, only if greater than such consideration per share) shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, respectively, by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, respectively; and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, for purposes of calculating the number of shares of Common Stock outstanding for this Section 3(d)(iv), only shares of Common Stock issuable upon conversion of outstanding Preferred Stock and shares of Common Stock then outstanding shall be deemed to be outstanding and no shares of Common Stock issuable upon the exercise of any Options or conversion or exchange of any Convertible Securities shall be included in such calculation.

               (v)   Determination of Consideration.  For purposes of this
                     ------------------------------
Section 3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                     1)  Cash and Property.  Such consideration shall:
                         -----------------

                         a)  insofar as it consists of cash, be computed at the
aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                         b)  insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                         c)  in the event that Additional Shares of Common
Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both cash and property, be the proportion of such consideration so received, computed as provided in clauses
(a) and (b) above, as determined in good faith by the Board of Directors.

                     2)  Options and Convertible Securities:  The consideration
                         ----------------------------------
per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

                         a)  the total amount, if any, received or receivable
by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                         b)  the maximum number of shares of Common Stock (as
set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

               (e)   Adjustments for Subdivisions, Stock Dividends, Combinations
                     -----------------------------------------------------------
or Consolidation of Common Stock.  In the event that the Corporation at any
--------------------------------
time or from time to time declares or pays, without consideration, any dividend on Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or effects a subdivision or combination of its outstanding shares of Common Stock into a greater or smaller number of shares without a proportionate and corresponding subdivision or combination of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, then and in each such event the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, respectively, shall be appropriately increased or decreased proportionally.

               (f)   Adjustments for Other Dividends and Distributions.  In
                     -------------------------------------------------
the event that the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 3, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their shares of Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 3 with respect to the rights of the holders of the Preferred Stock.

               (g)   No Impairment.  Except as provided in Section 6 below, the
                     -------------
Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

               (h)   Certificate as to Adjustments.  Upon the occurrence of each
                     -----------------------------
adjustment or readjustment of the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock, respectively, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments,
(ii) the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price as the case may be, at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Preferred Stock.

               (i)   Notices of Record Date.  In the event that the Corporation
                     ----------------------
shall propose at any time:

                     a) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                     b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                     c) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                     d) to effect a transaction of a type similar to those described in Section 2 above;

then, in connection with each such event, the Corporation shall send to the holders of the Preferred Stock:

                         i)  at least 20 days' prior written notice of the date
on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (c) or (d) above; and

                         ii) in the case of the matters referred to in (c)
above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

               (j)   Reservation of Stock Issuable Upon Conversion.  The
                     ---------------------------------------------
Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               (k)   Notices.  Any notice required by the provisions of this
                     -------
Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given three days after deposit in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation. Notice to holders located outside the United States shall be given by telex or telecopy; provided, however, that such purchaser shall give the Corporation its telex or telecopy number.

               (l)   Adjustments.  Subject to Section 2 above, in case of any
                     -----------
reorganization or any reclassification of the capital stock of the Corporation (other than a subdivision or combination of shares provided for above), any merger of the Corporation with or into another corporation or corporations, or the conveyance of all or substantially all of the assets of the Corporation to another corporation, each share of Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Preferred Stock would have been entitled upon the record date of (or date of, if no record date is fixed) such reorganization reclassification, merger or conveyance; and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of the Preferred Stock.

           (m)   Issue Taxes.  The Corporation shall pay any and all issue and
                 -----------
other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

     4.    Redemption Rights.  The Corporation shall have no redemption rights
           -----------------
with regard to the Preferred Stock.

     5.    Voting Rights. Except as otherwise provided herein, or as required by
           -------------
law, each issued and outstanding share of the Common Stock shall entitle its holder to one vote on all matters. Except as required by law or by the provisions hereof, the holders of the Preferred Stock shall be entitled to vote on all matters with the holders of the Common Stock on an as-converted to Common Stock basis.

     6.    Covenants.  So long as three-quarters (3/4) of the aggregate of
           ---------
initially authorized Series A Preferred Stock and the initially authorized Series B Preferred Stock and the initially authorized Series C Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of at least a majority of the holders of such outstanding shares of the Preferred Stock voting together as a single class:

           (a) create or issue any other class or classes of stock or series of preferred stock senior to or on parity with the Series A Preferred Stock, Series B Preferred Stock or the Series C Preferred Stock with respect to dividends, liquidation, blocking rights, voting rights or conversion;

           (b) merge or consolidate with or into any other corporation (except where a majority of the outstanding equity securities of the surviving or resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of this corporation immediately prior to the merger or consolidation), or sell or otherwise transfer in a single transaction or a series of related transactions all or substantially all of the Corporation's assets; or

           (c) effect the redemption, retirement, purchase or other acquisition directly or indirectly, through subsidiaries or otherwise, of any shares of the Preferred Stock, the Common Stock, or any other series of its capital stock (or derivative instrument therefor) except from employees of, or consultants to, the Corporation under stock repurchase agreements approved by the Board of Directors.

     So long as three-quarters (3/4) of the initially authorized Series A Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of at least a majority of the holders of such outstanding shares of the Series A Preferred Stock voting together as a class, alter or change the rights, preferences or privileges of the Series A Preferred Stock in a manner that is adverse to the holders of the Series A Preferred Stock.

     So long as three-quarters (3/4) of the initially authorized Series B Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of at least a majority of the holders of such outstanding shares of the Series B Preferred Stock voting together as a class, (i) alter or change the rights, preferences or privileges of the Series B Preferred Stock in a manner that is adverse to the holders of the Series B Preferred Stock; (h) merge or consolidate with or into any other corporation (except where a majority of the outstanding equity securities of the surviving or resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of this corporation immediately prior to the merger or consolidation), (iii) sell or otherwise transfer in a single transaction or a series of related transactions all or substantially all of the Corporation's assets; or (iv) create or issue any other class or classes of stock or series of Preferred Stock senior to or on parity with the Series B Preferred Stock with respect to dividends, liquidation, blocking rights, voting rights or conversion. The rights of the holders of Series B Preferred Stock referred to in clauses (h) and (iii) above shall terminate and be of no further force or effect with respect to a proposed transaction (or series of related transactions) after 20 days have elapsed following delivery of the Notice for such transaction (or series of related transactions), if any, as may be required by Section 7.4(b) of that certain First Amended and Restated Shareholders Agreement by and among Reuters Limited, Cisco Systems, Inc., Reuters Nederland B.V. and the corporation and others; and in any event such rights shall terminate and be of no further force or effect upon the termination of the requirements of such Section 7.4(b), as set forth in
Section 7.4(c) of said Shareholders Agreement.

     So long as three-quarters (3/4) of the initially authorized Series C Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of at least a majority of the holders of such outstanding shares of the Series C Preferred Stock voting together as a class, alter or change the rights, preferences or privileges of the Series C Preferred Stock in a manner that is adverse to the holders of the Series C Preferred Stock.


                                  ARTICLE FIVE
                                  ------------

     The Corporation is to have perpetual existence.


                                  ARTICLE SIX
                                  -----------

     Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.


                                 ARTICLE SEVEN
                                 -------------

     The number of Directors which constitute the whole Board of Directors of the Corporation and the manner of their election shall be designated in the Bylaws of the Corporation.

                                 ARTICLE EIGHT
                                 -------------

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.


                                  ARTICLE NINE
                                  ------------

     (a) To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     (b) The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

     (c) Neither any amendment nor repeal of this Article Nine, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article Nine, shall eliminate or reduce the effect of this Article Nine, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Nine, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.


                                  ARTICLE TEN
                                  -----------

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.


                                 ARTICLE ELEVEN
                                 --------------

     Vacancies created by newly created directorships, created in accordance with the Bylaws of this Corporation, may be filled by the vote of a majority, although less than a quorum, of the directors then in office, or by a sole remaining director.


                                 ARTICLE TWELVE
                                 --------------

     Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.


                                ARTICLE THIRTEEN
                                ----------------

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation."


     THIRD:  The foregoing amendment and restatement of the Certificate of
     -----
Incorporation has been duly adopted by resolutions adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242(b)(1) of the General Corporation Law of Delaware.

     FOURTH:  The foregoing amendment and restatement of the Certificate of
     ------
Incorporation has been duly adopted by the written consent of the holders of a majority of the outstanding Common Stock, a majority of the outstanding Series A Preferred Stock and a majority of the outstanding Series B Preferred Stock, in accordance with the provisions of Section 228 of the General Corporation Law of Delaware.

     FIFTH:  The foregoing amendment and restatement of the Certificate of
     -----
Incorporation has been duly adopted in accordance with Section 245 of the General Corporation Law of Delaware.

     IN WITNESS WHEREOF, TIBCO Software Inc. has caused this certificate to be executed by Vivek Ranadive, its President, this ______ day of __________ 1999.

                                    TIBCO SOFTWARE INC.,
                                    a Delaware corporation


                                    By:
                                       -------------------------------
                                       Vivek Ranadive, President